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                            NONCOMPETITION AGREEMENT

             This Noncompetition Agreement (this "Agreement") is made as of May 30, 1997, by and between, HLM Design, Inc., a Delaware corporation (the "Company"), Hansen Lind Meyer, Inc., an Iowa corporation ("HLM") and Joe Harris, an individual residing at _____________________________________ ("Harris").

                                   WITNESSETH:

             WHEREAS, Harris is an employee of the Company and HLM and as such has access to confidential information about the Company and HLM and their businesses; and

             WHEREAS, the Company has negotiated with Pacific Capital, L.P. and Equitas, L.P. (the "Lenders") to borrow the sum of $2,000,000, all or a portion of which will be lent by the Company to BBH Corp., a company that has entered into a Merger Agreement to merge with and into HLM, and such Lenders have required as a condition to such loan that Harris enter into a Noncompetition Agreement with the Company and HLM; and

             WHEREAS, in order to protect the Company, HLM, their shareholders and creditors, Harris has agreed not to compete with the Company or HLM pursuant to and in accordance with the terms of this Noncompetition Agreement.

             NOW, THEREFORE, for and in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


             1. ACKNOWLEDGMENTS BY Harris

             Harris acknowledges that (a) Harris has occupied a position of trust and confidence with the Company and HLM prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company and HLM, (collectively the "Confidential Information"): (i) any and all trade secrets concerning the business and affairs of the Company and HLM, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas,


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designs, methods and any other information, however documented, of the Company or HLM that is a trade secret under any applicable law; (ii) any and all information concerning the business and affairs of the Company or HLM (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or HLM containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Company and HLM is national in scope, (c) their products and services are marketed throughout the United States; (d) the Company and HLM compete with other businesses that are or could be located in any part of the United States; (e) the Company and HLM have required that Harris make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Harris's continued employment with the Company and HLM and the Lenders have required that Harris make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to making the loan to the Company; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the business of the Company and HLM, and
(g) the Company and HLM would be irreparably damaged if Harris were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

             3. CONFIDENTIAL INFORMATION

             Harris acknowledges and agrees that all Confidential Information known or obtained by Harris, whether before or after the date hereof, is the property of the Company and HLM. Therefore, Harris agrees that Harris will not, at any time, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether Harris has such information in Harris's memory or embodied in writing or other physical form, without written consent from the Company or HLM, as applicable, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Harris's fault or the fault of any other person bound by a duty of confidentiality to the Company or HLM.

             4. NONCOMPETITION

             As an inducement for the Company and HLM to continue to employee Harris and as an inducement for the Lenders to extend credit to the Company, Harris agrees that:

             (a) During the period of Harris's continued employment by the Company and HLM or any company that the Company owns or manages, and for a period of three years thereafter (or until his death if the earlier to occur):

                           (i) Harris will not, directly or indirectly, engage
or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Harris's name or



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any similar name to, lend Harris's credit to, or render services or advice to, any business which provides architectural or engineering services to persons who were clients of, or directly identified as prospective clients of, the Company or HLM at any time during the twelve (12) month period immediately prior to such business providing such architectural or engineering services, anywhere within the United States; provided, however, that Harris may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Harris agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

                           (ii) Harris will not, directly or indirectly, either
for himself or any other Person, (A) induce or attempt to induce any employee of the Company of HLM to leave the employ of the Company or HLM, as applicable, (B) in any way interfere with the relationship between the Company or HLM and any of their respective employees, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or HLM, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or HLM to cease doing business with the Company or HLM, as applicable, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or HLM.

                           (iii) Harris will not, directly or indirectly, either
for himself or any other person, solicit the business of any person known to Harris to be a customer of the Company or HLM, whether or not Harris had personal contact with such person, with respect to products, services or activities which compete in whole or in part with the products, services or activities of the Company or HLM;

             (b) In the event of a breach by Harris of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

             (c) Harris will not, at any time during or after the period of the noncompetition provided in Subsection 4(a) of this Agreement, disparage the Company or HLM, or any of their shareholders, directors, officers, employees, or agents; and

             (d) Harris will, for a period of three years after Harris's termination as an employee of the Company and any company that the Company owns or manages, within ten days after accepting any employment, advise the Company of the identity of any employer of Harris. The Company may serve notice upon each such employer that Harris is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

             5. REMEDIES



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             Harris shall be considered to be in "default" and an "event of default" shall be considered to have occurred hereunder if a period of thirty
(30) days has passed since Harris has been notified that he has breached his obligations under this Agreement, and Harris has failed to cure such breach within such period of time.

             If Harris breaches the covenants set forth in Sections 3 or 4 of this Agreement and the applicable cure period as set forth above has expired, the Company and HLM will be entitled to the following remedies:

             (a) Damages from Harris; and

             (b) In addition to its right to damages and any other rights it may have, the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach.

             (c) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

             In addition to the remedies set forth above, if Harris breaches the covenants set forth in Sections 3 or 4 of this Agreement and the applicable cure period as set forth above has expired, the Lenders may assert their rights pursuant to that certain Guaranty Agreement of even date herewith executed by Harris.

             6. SUCCESSORS AND ASSIGNS

             This Agreement will be binding upon the Company and HLM and Harris and will inure to the benefit of the Company and HLM and their affiliates, successors and assigns and Harris and Harris's assigns, heirs and legal representatives.

             7. WAIVER

             The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a



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waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

             8. GOVERNING LAW

             This Agreement will be governed by the laws of the State of North Carolina without regard to conflicts of laws principles.

             9. SEVERABILITY

             Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Sections 3 or 4 of this Agreement are held to be unreasonable, arbitrary, against public policy or otherwise invalid, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Harris.

             10. COUNTERPARTS

             This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

             11. SECTION HEADINGS, CONSTRUCTION

             The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

             12. NOTICES

             All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the



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appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

             Harris:
                           Joe Harris
                           __________________
                           __________________


             The Company:
                           HLM Design, Inc.
                           Suite 2950
                           121 West Trade Street
                           Charlotte, NC 28202


             HLM:
                           Hansen Lind Meyer Inc.
                           Suite 2950
                           121 West Trade Street
                           Charlotte, NC 28202

             13. ENTIRE AGREEMENT

             This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the Company, HLM and Harris with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.




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             IN WITNESS WHEREOF, the parties have executed and delivered this
Noncompetition Agreement as of the date first above written.


                                        /s/ Joseph Harris
                                        JOE HARRIS


                                        HLM DESIGN, INC.


                                        By: /s/ Vernon B. Brannon
                                        Its: Vice President


                                        HANSEN LIND MEYER INC.


                                        By: /s/ Vernon B. Brannon
                                        Its: Vice President




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